CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Registration Statement on Amendment No. 1 to Form SB-2 of Newgold, Inc. (the "Company") of our report dated April 26, 2006 relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 26, 2006, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
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Los Angeles, California
June 7, 2006









































                                                                    Exhibit 23.2